Exhibit 99.1

Jupiter Wellness Submitted a Pre-IND Meeting Request with

the US FDA for its Proposed Clinical Program of JW-100 as a

Treatment for Mild to Moderate Eczema

Following receipt of a Pre-Assignment number from the FDA Jupiter Wellness requests Pre-IND meeting

JUPITER, FL / ACCESSWIRE / August 23, 2021 / Jupiter Wellness, Inc. (NASDAQ:JUPW), a developer of enhanced skin care therapeutics and treatments focused on the endocannabinoid system today announced it has submitted a pre-IND (Investigational New Drug) meeting request with the U.S. Food and Drug Administration (FDA) in support of its JW-100 drug development program the treatment of patients with mild to moderate Eczema .

The benefits of holding a pre-IND meeting are to receive early FDA feedback on proposed preclinical and clinical study plans confirming strategy for IND submission.The FDA’s statistics show that this can significantly reduce overall development times which impacts time to market.

The Global Eczema (atopical dermatitis) treatment market is valued at $10 billion and expected to grow at a CAGR of 13% from 2020-2025. 31.6 million Americans or roughly 10% of the population suffer from Eczema. 86% are not satisfied with their current treatment.

Through the Company’s research and development program, it has shown that in a double-blinded, placebo controlled clinical trial, JW-100 significantly reduced ISGA scores in 50% of adult patients suffering from eczema and JW-100 cleared or reduced eczema following 2 weeks of use.

About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ:JUPW) is a leading developer of skin care therapeutics and treatments. The Company’s product pipeline of enhanced skin care therapeutics focuses on the endocannabinoid system to address indications including eczema, burns, herpes cold sores, and skin cancer. Jupiter generates revenue from a growing line of proprietary over-the-counter skincare products including its CaniSun™ sunscreen and other wellness brands sold through www.cbdcaring.com.

For additional information, please visit www.JupiterWellness.com. The Company’s public filings can be found at www.Sec.gov.

Safe Harbor Statement

To the extent any statements contained in this presentation of Jupiter Wellness, Inc. (the “Company”) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 and the information that are based upon beliefs of, and information currently available to, the company’s management as well as estimates and assumptions made by the company’s management. These statements can be identified by the fact that they do not relate strictly to historic or current facts. When used in this presentation the words “estimate,” “expect,” intend,” believe,” plan,” “anticipate,” “projected” and other words or the negative of these terms and similar expressions as they relate to the company or the company’s management identify forward-looking statements. Such statements reflect the current view of the company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the company’s industry, its operations and results of operations and any businesses that may be acquired by the company. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, the company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor & Public Relations Contact Info
Phone: 561-244-7100
Email: info@JupiterWellness.com